R.H. Seale to Transition to Chairman Emeritus
Q2 CEO Matt Flake to succeed Seale as chairman of the board

AUSTIN, Texas (May 10, 2024) —Q2 Holdings, Inc. (NYSE: QTWO), a leading provider of digital transformation solutions for financial services, today announced that Chairman R.H. “Hank” Seale III will not stand for re-election to Q2’s board of directors at the end of his current term, which expires on June 11, 2024. In recognition of his role as the founder of Q2, the board has appointed Seale as chairman emeritus. Q2’s CEO Matt Flake will succeed Seale as chairman of the board, effective June 11, 2024.

As a successful community banker and entrepreneur, Seale founded Q2 in 2004 and led its early-stage growth as an industry-leading software provider recognized for its innovative financial services solutions and a strong mission-driven culture.

“Two decades ago, we built this company with a mission to help community banks and credit unions thrive,” said Seale. “Our technology is highly differentiated and continues to be a leader—which is why the best banks and credit unions choose to partner with us. Under Matt’s continued leadership, I know Q2 will keep growing and achieve even greater success.”

As CEO, Flake has led Q2 through significant periods of growth, developing award-winning solutions while building on the mission-driven culture that Seale established. He has been instrumental in driving Q2’s success from a startup to a publicly traded company with more than a thousand customers across the globe.

“I’m very honored to have worked closely with Hank to help bring his vision into reality and on behalf of everyone at Q2, I want to express our sincere thanks for his nearly 20 years of remarkable service to this company. I’m also proud of the people who live out our mission every day to build strong and diverse communities by strengthening their financial institutions,” said Flake. “The future is bright for Q2, and we will keep our customers at the forefront as we continue to evolve, change and lead the industry.”

About Q2 Holdings, Inc.
Q2 is a leading provider of digital transformation solutions for financial services, serving banks, credit unions, alternative finance companies, and fintechs in the U.S. and internationally. Q2 enables its financial institutions and fintech customers to provide comprehensive, data-driven digital engagement solutions for consumers, small businesses and corporate clients. Headquartered in Austin, Texas, Q2 has offices worldwide and is publicly traded on the NYSE under the stock symbol QTWO. To learn more, please visit Q2.com. Follow us on LinkedIn and X to stay up to date.

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